May 29, 1995


Food Technology Service, Inc.
1001 Thonotosassa Road
Plant City, Florida
33566


Attention:      Mr. Sam Whitney/Chairman

RE: Conversion of Nordion International Inc.'s ("Nordion") accrued interest on Indebtedness of Food Technology Service, Inc. ("FTSI")

Dear Sir:

As you know, Nordion is committed to food irradiation and has provided support to ensure the ongoing success of FTSI. We have provided marketing assistance, technical advice and expertise generally. We wish to extend our involvement with FTSI and by this letter, request conversion of outstanding interest into equity.

Reference is made to the Letter Agreement dated November 23, 1994 between FTSI and Nordion providing amongst other things, the interest rate applicable to the entire indebtedness owing by FTSI to Nordion.

Pursuant to such Letter Agreement interest accrues on all outstanding indebtedness owed by FTSI to Nordion at the Barnett Bank (Florida) U.S. prime rate in effect from time to time plus 1%. Such Agreement further provides for Nordion's entitlement to convert all or any portion of FTSI's indebtedness to Nordion, into shares of FTSI.

Nordion, hereby provides notice to FTSI, that it desires to convert into common shares of FTSI, all interest accrued on FTSI's indebtedness to Nordion as at May 29, 1995. The conversion of such interest into shares of FTSI shall be effected at a price per share of $1.89 (US). FTSI shall issue a share certificate to Nordion representing such shares. As at May 29, 1995 $257,520 (US) of interest have accrued on FTSI's indebtedness to Nordion.

By signing this Letter Agreement, FTSI agrees to the conversion of the aforementioned interest into common shares of FTSI.

This Letter Agreement shall not constitute any waiver on the part of Nordion of any rights or recourses contained in any other agreement with FTSI.

Yours very truly,


Frank M. Fraser
Vice President, Market Development

The foregoing is acknowledged and agreed this ______ day of __________ 1995.

       FOOD TECHNOLOGY SERVICE INC.


by:
    ---------------------------
    Sam Whitney, Chairman

Cc: Bill Moffat